SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   January 12, 2007

51146, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

DELAWARE	000-51193
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

800 N. Rainbow Blvd., Suite 208
Las Vegas, Nevada 89107
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

1-800-932-4124
(ISSUER TELEPHONE NUMBER)

4400 Route 9 South, #1000
Freehold, New Jersey 07728
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT.

On January 12, 2007 (the “Effective Date”), pursuant to the terms of a Stock Purchase Agreement, Terry Warren purchased 100,000 shares of the issued and outstanding common stock of 51146, Inc. (the “Company”) from Scott Raleigh, the sole officer, director and shareholder of the Company, for $32,500 in cash. The total of 100,000 shares represents all of the shares of outstanding common stock of the Company. Mr. Warren used his personal funds to purchase the shares of the Company. As part of the acquisition, and pursuant to the Stock Purchase Agreement, the following changes to the Company’s directors and officers have occurred:

o	As of January 12, 2007, -Terry Warren was appointed to the Board of Directors of the Company.
o	Scott Raleigh then resigned as a member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial
Officer, Chairman of the Board and Secretary, effective January 12, 2007.
o	Also as of January 12, 2007, was appointed as the Company’s President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Secretary.

In connection with the change in control, the Company changed its executive offices to 800 N. Rainbow Blvd., Suite 208, Las Vegas, Nevada 89107.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Scott Raleigh resigned as a member of the Company’s Board of Directors effective as of January 12, 2007. Scott Raleigh also resigned as the Company’s President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Secretary, effective January 12, 2007. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Terry Warren was appointed as a member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Secretary, each as of January 12, 2007.

No transactions occurred in the last two years to which the Company was a party in which Mr. Warren had or is to have a direct or indirect material interest. Mr. Warren does not have an employment agreement with the Company.

 ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(a)	Financial Statements of Business Acquired.
Not applicable.
(b)	Pro Forma Financial Information
Not applicable.
(c)	Exhibits.
	2.1	Stock Purchase Agreement dated as of January 12, 2007 between Scott Raleigh and Terry Warren.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

51146, Inc.

By:	/s/ Terry Warren
Terry Warren, President

 Dated: January 12, 2007